Exhibit 99.1

FOR IMMEDIATE RELEASE                                        Contact:                  Zac Nagle
November 27, 2012	Vice President,
Investor Relations and Communications
713-753-5082
Investors@kbr.com

Marianne Gooch
Director, Corporate Communications
Media Relations Hotline: 713-753-3800
Mediarelations@kbr.com

KBR Sells Former Houston Headquarters

HOUSTON – KBR (NYSE: KBR) announced today that it has sold its former headquarters campus located at 4100 Clinton Drive in Houston.

The 136-acre Clinton Drive site has been owned by KBR since the 1940’s and was placed on the market in June 2012 as part of a program to sell certain non-strategic assets. KBR will continue to maintain its worldwide headquarters in its present location at 601 Jefferson St. in downtown Houston.

“We are pleased to complete this transaction for the landmark Clinton Drive property,” said Andrew Farley, Executive Vice President, responsible for KBR’s worldwide real estate.  “Although this site has been associated with KBR and its predecessor companies for many years, diminished use of this asset and favorable Houston real estate market conditions make this an appropriate time for KBR to conclude a sale.”

KBR is a global engineering, construction and services company supporting the energy, hydrocarbon, government services, minerals, civil infrastructure, power, industrial, and commercial markets. For more information, visit www.kbr.com

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